PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Second Quarter 2022 Results
•Estimated combined risk-based capital ("RBC") ratio between 470% and 490%; holding company liquid assets of $1.2 billion
•The company repurchased $317 million of its common stock year-to-date through August 3, 2022
•Annuity sales increased 8% over the second quarter of 2021
•Life sales decreased 27% over the second quarter of 2021
•Second quarter 2022 net income available to shareholders of $957 million, or $12.77 per diluted share
•Second quarter 2022 adjusted earnings, less notable items*, of $247 million, or $3.29 per diluted share

CHARLOTTE, NC, August 4, 2022 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Results

The company reported net income available to shareholders of $957 million in the second quarter of 2022, or $12.77 per diluted share, compared with net income available to shareholders of $10 million in the second quarter of 2021. During the quarter, as a result of market performance, the value of our hedges increased, as expected. Due to being accounted for as insurance liabilities as required under U.S. GAAP accounting, certain corresponding liabilities are less sensitive to market movements and, therefore, did not fully offset the increase in the value of our hedges.

The company ended the second quarter of 2022 with common stockholders' equity ("book value") of $8.5 billion, or $116.21 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $11.6 billion, or $158.51 per common share.

For the second quarter of 2022, the company reported adjusted earnings* of $24 million, or $0.33 per diluted share, compared with adjusted earnings of $435 million, or $5.05 per diluted share, in the second quarter of 2021.

_______________
* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Second Quarter 2022 Brighthouse Financial, Inc. Financial Supplement and/or the Second Quarter 2022 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted earnings for the quarter reflected $223 million of unfavorable notable items, or $2.97 per diluted share, including:
•$214 million of actuarial items and other insurance adjustments, comprised of a $111 million settlement of a reinsurance matter, $89 million associated with new reinsurance agreements and the remaining $14 million due to model refinements associated with Shield Level annuities, and
•$9 million for establishment costs related to planned technology and other expenses associated with the company's separation from its former parent company.

Corporate expenses in the second quarter of 2022 were $201 million, down from $208 million in the first quarter of 2022, both on a pre-tax basis.
Annuity sales increased 8% quarter-over-quarter and 20% sequentially, driven by fixed deferred and Shield Level annuities. Life sales decreased 27% quarter-over-quarter and 5% sequentially, as a result of the recent macroeconomic headwinds.

During the second quarter of 2022, the company repurchased $132 million of its common stock, with an additional $58 million of its common stock repurchased, on a trade date basis, through August 3, 2022.

"Overall, we delivered solid results in the second quarter of 2022, including maintaining balance sheet strength and repurchasing more of our common stock, as we continue to effectively navigate the current environment," said Eric Steigerwalt, president and CEO, Brighthouse Financial. "I am especially pleased with our strong annuity sales. We grew annuity sales 8% quarter-over-quarter and 20% sequentially, driven by sales of fixed deferred annuities and our flagship Shield Level annuities, demonstrating the strength and diversity of our annuity product portfolio."

"I also want to acknowledge that this month marks Brighthouse Financial’s fifth anniversary as an independent, public company,” continued Steigerwalt. “I am proud of the franchise that we have built as well as of our significant strategic and operational accomplishments over the past five years. As I reflect on our many achievements, I am also grateful to our employees, without whose hard work and dedication our success would not be possible."

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	June 30, 2022		June 30, 2021
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$957	$12.77	$10	$0.11
Adjusted earnings (1)	$24	$0.33	$435	$5.05
Adjusted earnings, less notable items (1)	$247	$3.29	$458	$5.32
Weighted average common shares outstanding - diluted (1)	74,971,658	N/A	86,065,150	N/A

Book value	$8,492	$116.21	$14,755	$175.19
Book value, excluding AOCI	$11,583	$158.51	$10,159	$120.62
Ending common shares outstanding	73,072,766	N/A	84,223,669	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Results by Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS	June 30, 2022	March 31, 2022	June 30, 2021
Annuities	$204	$311	$338
Life	$23	$26	$68
Run-off (1)	$(164)	$16	$122
Corporate & Other (1)	$(39)	$(59)	$(93)

(1) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

Sales (Unaudited, in millions)

	For the Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Annuities (1)	$2,486	$2,070	$2,299
Life	$19	$20	$26

(1) Annuities sales include sales of a fixed index annuity product, which represents 100% of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Sales of this product were $206 million for the second quarter of 2022, $196 million for the first quarter of 2022 and $173 million for the second quarter of 2021.
Annuities
Adjusted earnings in the Annuities segment were $204 million in the current quarter, compared with adjusted earnings of $338 million in the second quarter of 2021 and adjusted earnings of $311 million in the first quarter of 2022.
The current quarter included a $14 million unfavorable notable item related to the above-mentioned Shield Level annuities model refinements. There were no notable items in the second quarter of 2021 or the first quarter of 2022.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect higher reserves, lower fees and higher deferred acquisition costs ("DAC") amortization, partially offset by lower expenses. On a sequential basis, adjusted earnings, less notable items, reflect higher reserves, lower fees and higher DAC amortization, along with lower net investment income, partially offset by lower expenses.
As mentioned above, annuity sales increased 8% quarter-over-quarter and 20% sequentially, driven by fixed deferred and Shield Level annuities.
Life
Adjusted earnings in the Life segment were $23 million in the current quarter, compared with adjusted earnings of $68 million in the second quarter of 2021 and adjusted earnings of $26 million in the first quarter of 2022.
The current quarter included a $2 million unfavorable notable item related to the new reinsurance agreements, as noted above. There were no notable items in the second quarter of 2021. The first quarter of 2022 included a $9 million unfavorable item.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect lower net investment income and higher DAC amortization, partially offset by lower expenses. On a sequential basis, adjusted earnings, less notable items, reflect lower net investment income, partially offset by a higher underwriting margin and lower expenses.
As mentioned above, life sales decreased 27% quarter-over-quarter and 5% sequentially, as a result of the recent macroeconomic headwinds.
Run-off
The Run-off segment had an adjusted loss of $164 million in the current quarter, compared with adjusted earnings of $122 million in the second quarter of 2021 and adjusted earnings of $16 million in the first quarter of 2022.
The current quarter included $198 million of unfavorable notable items related to a settlement of a reinsurance matter and the new reinsurance agreements, as noted above. There were no notable items in the second quarter of 2021 or the first quarter of 2022.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect lower net investment income, partially offset by a higher underwriting margin and lower expenses. On a sequential basis, adjusted earnings, less notable items, reflect a higher underwriting margin and lower expenses, partially offset by lower net investment income.
Corporate & Other
Corporate & Other had an adjusted loss of $39 million in the current quarter, compared with an adjusted loss of $93 million in the second quarter of 2021 and an adjusted loss of $59 million in the first quarter of 2022.
The current quarter included a $9 million unfavorable notable item related to establishment costs, as noted above. The second quarter of 2021 included a $23 million unfavorable notable item, and the first quarter of 2022 included $12 million of unfavorable notable items.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects higher net investment income and a higher tax benefit. On a sequential basis, the adjusted loss, less notable items, reflects a higher tax benefit and higher net investment income, partially offset by higher expenses.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net investment income	$1,061	$1,151	$1,212
Adjusted net investment income	$1,070	$1,157	$1,217
Net Investment Income
Net investment income was $1,061 million and adjusted net investment income* was $1,070 million in the current quarter. On a quarter-over-quarter basis, adjusted net investment income decreased $147 million and on a sequential basis decreased $87 million. The quarter-over-quarter and sequential results were primarily driven by lower alternative investment income, partially offset by asset growth.
The net investment income yield was 3.92% during the quarter.

Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	June 30, 2022 (1)	March 31, 2022	June 30, 2021
Statutory combined total adjusted capital	$8.2	$8.5	$9.4

(1) Reflects preliminary statutory results as of June 30, 2022.
Capitalization

As of June 30, 2022:
•Statutory combined total adjusted capital(1) ("TAC") decreased to approximately $8.2 billion, driven by a reduction in admitted deferred tax assets and a settlement of the above-mentioned reinsurance matter
•Estimated combined RBC ratio(1) between 470% and 490%, which reflects strong variable annuity results in the second quarter
•Holding company liquid assets were approximately $1.2 billion

_______________
(1) Reflects preliminary statutory results as of June 30, 2022.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Earnings Conference Call

Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the second quarter of 2022 at 8:00 a.m. Eastern Time on Friday, August 5, 2022. In connection with this call, the company has prepared a presentation for use with investors and other members of the investment community. This presentation is available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com. To join the conference call via telephone as a participant, please register in advance at https://register.vevent.com/register/BIf7a45ac4da504e7f8cbdf32bd3d91c57.

A replay of the conference call will be made available until Friday, August 26, 2022, on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2021 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. AM Best, 2022.

CONTACT

FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure risk management strategy and the impact of such strategy on volatility in our profitability measures and negative effects on our statutory capital; material differences from actual outcomes compared to the sensitivities calculated under certain scenarios and sensitivities that we may utilize in connection with our variable annuity risk management strategies; the impact of interest rates on our future ULSG policyholder obligations and net income volatility; the impact of the ongoing COVID-19 pandemic; the potential material adverse effect of changes in accounting standards, practices or policies applicable to us, including changes in the accounting for long-duration contracts; loss of business and other negative impacts resulting from a downgrade or a potential downgrade in our financial strength or credit ratings; the availability of reinsurance and the ability of the counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; our ability to market and distribute our products through distribution channels; any failure of third parties to provide services we need, any failure of the practices and procedures of such third parties and any inability to obtain information or assistance we need from third parties; the ability of our subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders and repurchase our common stock; the risks associated with climate change; the adverse impact on liabilities for policyholder claims as a result of extreme mortality events; the impact of adverse capital and credit market conditions, including with respect to our ability to meet liquidity needs and access capital; the impact of economic conditions in the capital markets and the U.S. and global economy, as well as geo-political events, military actions or catastrophic events, on our investment portfolio, including on realized and unrealized losses and impairments, net investment spread and net investment income; the impact of events that adversely affect issuers, guarantors or collateral relating to our investments or our derivatives counterparties, on impairments, valuation allowances, reserves, net investment income and changes in unrealized gain or loss positions; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the potential material negative tax impact of potential future tax legislation that could make some of our products less attractive to consumers; the effectiveness of our policies and procedures in managing risk; the loss or disclosure of confidential information, damage to our reputation and impairment of our ability to conduct business effectively as a result of any failure in cyber- or other information security systems; whether all or any portion of the tax consequences of our separation from MetLife, Inc. (“MetLife”) are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; the uncertainty of the outcome of any disputes with MetLife over tax-related or other matters and agreements or

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
disagreements regarding MetLife’s or our obligations under our other agreements; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2021, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP and Other Financial Disclosures

Our definitions of non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures enhance the understanding of our performance by the investor community by highlighting the results of operations and the underlying profitability drivers of our business.

The following non-GAAP financial measures, previously referred to as operating measures, should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted return on common equity, less notable items	return on common equity (2)
adjusted net investment income	net investment income
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings is a financial measure used by management to evaluate performance and facilitate comparisons to industry results. This financial measure, which may be positive or negative, focuses on our primary businesses by excluding the impact of market volatility, which could distort trends.

Adjusted earnings reflects adjusted revenues less (i) adjusted expenses, (ii) provision for income tax expense (benefit), (iii) net income (loss) attributable to noncontrolling interests and (iv) preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses);

•Net derivative gains (losses) ("NDGL") except earned income and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"); and

•Certain variable annuity GMIB fees ("GMIB Fees").

The following are significant items excluded from total expenses in calculating the adjusted expenses component of adjusted earnings:

•Amounts associated with benefits related to GMIBs ("GMIB Costs");

•Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets ("Market Value Adjustments"); and

•Amortization of DAC and value of business acquired ("VOBA") related to (i) net investment gains (losses), (ii) net derivative gains (losses) and (iii) GMIB Fees and GMIB Costs.

The tax impact of the adjustments discussed above is calculated net of the statutory tax rate, which could differ from our effective tax rate.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income (loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

Adjusted Net Investment Income

We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents net investment income, including Investment Hedge Adjustments.

Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the unfavorable (favorable) after-tax impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

CTE98

CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets are comprised of cash and cash equivalents, short-term investments and publicly-traded securities, excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include assets held in trust.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed index annuity sales, which represents 100 percent of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Annuity sales exclude certain internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield

Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percentage of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as investment fees and expenses as a percentage of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

Normalized Statutory Earnings (Loss)

Normalized statutory earnings (loss) is used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended. Normalized statutory earnings (loss) is calculated as statutory pre-tax net gain (loss) from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses), (ii) the change in total asset requirement at CTE98, net of the change in our variable annuity reserves, and (iii) unrealized gains (losses) associated with our variable annuities and other equity risk management strategies. Normalized statutory earnings (loss) may be further adjusted for certain unanticipated items that impacted our results in order to help management and investors better understand, evaluate and forecast those results.

Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole. The reporting of our combined risk-based capital ratio is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	June 30, 2022	March 31, 2022	June 30, 2021
Premiums	$167	$166	$162
Universal life and investment-type product policy fees	784	841	919
Net investment income	1,061	1,151	1,212
Other revenues	118	137	101
Revenues before NIGL and NDGL	2,130	2,295	2,394
Net investment gains (losses)	(66)	(68)	(34)
Net derivative gains (losses)	1,733	513	(684)
Total revenues	$3,797	$2,740	$1,676

Expenses
Policyholder benefits and claims	$1,108	$906	$752
Interest credited to policyholder account balances	319	290	287
Amortization of DAC and VOBA	566	227	8
Interest expense on debt	38	38	40
Other expenses	553	472	568
Total expenses	2,584	1,933	1,655
Income (loss) before provision for income tax	1,213	807	21
Provision for income tax expense (benefit)	230	165	(10)
Net income (loss)	983	642	31
Less: Net income (loss) attributable to noncontrolling interests	—	2	—
Net income (loss) attributable to Brighthouse Financial, Inc.	983	640	31
Less: Preferred stock dividends	26	27	21
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$957	$613	$10

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	June 30, 2022	March 31, 2022	June 30, 2021
Investments:
Fixed maturity securities available-for-sale	$78,606	$82,496	$84,785
Equity securities	96	80	91
Mortgage loans	21,508	21,357	16,732
Policy loans	1,277	1,270	1,255
Limited partnerships and limited liability companies	4,683	4,587	3,546
Short-term investments	920	1,062	1,293
Other invested assets	3,345	2,568	2,863
Total investments	110,435	113,420	110,565
Cash and cash equivalents	5,071	4,101	4,882
Accrued investment income	852	754	827
Reinsurance recoverables	15,649	15,401	15,290
Premiums and other receivables	993	889	837
DAC and VOBA	5,434	5,581	5,122
Current income tax recoverable	18	—	—
Deferred income tax asset	471	—	—
Other assets	445	465	494
Separate account assets	88,843	104,441	115,839
Total assets	$228,211	$245,052	$253,856
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$41,142	$41,979	$43,427
Policyholder account balances	68,293	67,887	60,300
Other policy-related balances	3,273	3,457	3,356
Payables for collateral under securities loaned and other transactions	6,675	6,209	5,143
Long-term debt	3,157	3,157	3,436
Current income tax payable	—	61	150
Deferred income tax liability	—	215	1,109
Other liabilities	6,572	4,767	4,916
Separate account liabilities	88,843	104,441	115,839
Total liabilities	217,955	232,173	237,676
Equity
Preferred stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	14,113	14,133	13,842
Retained earnings (deficit)	981	(2)	(1,088)
Treasury stock	(1,813)	(1,681)	(1,236)
Accumulated other comprehensive income (loss)	(3,091)	363	4,596
Total Brighthouse Financial, Inc.’s stockholders’ equity	10,191	12,814	16,115
Noncontrolling interests	65	65	65
Total equity	10,256	12,879	16,180
Total liabilities and equity	$228,211	$245,052	$253,856

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	June 30, 2022	March 31, 2022	June 30, 2021
Net income (loss) available to shareholders	$957	$613	$10
Less: Net investment gains (losses)	(66)	(68)	(34)
Less: Net derivative gains (losses), excluding investment hedge adjustments	1,724	507	(689)
Less: GMIB Fees and GMIB Costs	(136)	(9)	75
Less: Amortization of DAC and VOBA	(371)	(64)	128
Less: Market value adjustments and other	31	37	(19)
Less: Provision for income tax (expense) benefit on reconciling adjustments	(249)	(84)	114
Adjusted earnings	24	294	435
Less: Notable items	(223)	(21)	(23)
Adjusted earnings, less notable items	$247	$315	$458

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$12.77	$7.91	$0.11
Less: Net investment gains (losses)	(0.88)	(0.88)	(0.40)
Less: Net derivative gains (losses), excluding investment hedge adjustments	23.00	6.54	(8.01)
Less: GMIB Fees and GMIB Costs	(1.81)	(0.12)	0.87
Less: Amortization of DAC and VOBA	(4.95)	(0.83)	1.49
Less: Market value adjustments and other	0.41	0.48	(0.22)
Less: Provision for income tax (expense) benefit on reconciling adjustments	(3.32)	(1.08)	1.32
Adjusted earnings per common share	0.33	3.79	5.05
Less: Notable items	(2.97)	(0.27)	(0.27)
Adjusted earnings, less notable items per common share	$3.29	$4.07	$5.32

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net investment income	$1,061	$1,151	$1,212
Less: Investment hedge adjustments	(9)	(6)	(5)
Adjusted net investment income	$1,070	$1,157	$1,217

Notable Items (Unaudited, in millions)

	For the Three Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	June 30, 2022	March 31, 2022	June 30, 2021
Actuarial items and other insurance adjustments	$214	$9	$—
Establishment costs	9	12	23
Total notable items (1)	$223	$21	$23

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$14	$—	$—
Life	2	9	—
Run-off	198	—	—
Corporate & Other	9	12	23
Total notable items (1)	$223	$21	$23

(1) See Non-GAAP and Other Financial Disclosures discussion in this news release.